Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-77509) of Navigant International, Inc. of our report dated June 10, 2004 relating to the financial statements and financial statement schedule of the Navigant International 401(k) Plan, which appears in this Form 11-K.

/s/ Ehrhardt Keefe Steiner & Hottman

Denver, CO

June 28, 2004